Exhibit 99.1

Molina Healthcare of New Mexico Receives Notification of Intent to Award New Medicaid Contract

LONG BEACH, Calif.--(BUSINESS WIRE)--August 14, 2023--Molina Healthcare, Inc. (NYSE: MOH) (“Molina” or the “Company”) confirmed that the New Mexico Human Services Department (HSD) has announced its intention to award a Medicaid managed care contract to Molina’s New Mexico health plan, Molina Healthcare of New Mexico. The announcement by HSD follows its rescission of the cancellation of the Turquoise Care Request for Proposals made on January 30, 2023.

The go-live date for Molina Healthcare of New Mexico’s new Medicaid contract is expected to be July 1, 2024. The new contract is expected to have a duration of three years, with potential extensions adding a further five years to the term. Molina Healthcare of New Mexico is among four health plans awarded a new Turquoise Care Medicaid contract. The four health plans will be offering health care coverage to all of the enrollees in the New Mexico managed care program, with current enrollment of approximately 785,000 members.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company (currently ranked 126), provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 5.2 million members as of June 30, 2023. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This news release contains forward-looking statements regarding HSD’s announcement of its intent to award a Medicaid managed care contract to Molina’s New Mexico health plan. All forward-looking statements are based on the Company’s current expectations that are subject to numerous risks and uncertainties that could cause actual results to differ materially. Such risks include, without limitation, any changes incidental to a successful protest or legal action, the successful negotiation of a Medicaid contract with HSD, any delay in the start date of the new contract, the satisfaction of readiness review, and a decline in Medicaid enrollment as a result of recertifications. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate. All forward-looking statements in this news release represent Molina’s judgment as of the date hereof, and it disclaims any obligation to update any forward-looking statements to conform the statement to changes in its expectations that occur after the date of this news release. Information regarding the other risk factors to which the Company is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission (“SEC”), at www.sec.gov.

Contacts

Investor Contact: Joseph Krocheski, Joseph.Krocheski@molinahealthcare.com, 562-549-4100
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588